EXHIBIT 4.1

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT

This Amendment No. 1 to Common Stock Purchase Warrant (this "Amendment"), dated as of August 12, 2026, is entered into by and between Cadiz Inc., a Delaware corporation (the "Company"), and HHC $ Fund 2012 (the "Holder").

RECITALS

WHEREAS, the Company issued to the Holder that certain Common Stock Purchase Warrant (the "Warrant"), dated as of March 6, 2024, pursuant to which the Holder is entitled to purchase up to 1,000,000 shares of common stock, par value $0.01 per share, of the Company, at an exercise price of $5.00 per share, subject to the terms and conditions set forth therein; and

WHEREAS, pursuant to Section 6(n) of the Warrant, the Warrant may be modified or amended with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder agree as follows:

AGREEMENT

1.

Amendment to Termination Date. The definition of “Termination Date” set forth in the Warrant is hereby amended by deleting “June 30, 2027” and replacing it with “June 30, 2028”. All references to the Termination Date in the Warrant shall be read accordingly.

2.

Continuing Effect. Except as expressly amended by this Amendment, all terms and conditions of the Warrant shall remain unchanged and in full force and effect. This Amendment shall form part of and be read together with the Warrant.

3.

Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

4.

Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Holder have executed this Amendment as of the date first written above.

CADIZ INC.

By: /s/ Stanley E. Speer

Name: Stanley E. Speer

Title: Chief Financial Officer

HHC $ FUND 2012

By: /s/ Pieter Heerema

Name:  Pieter Heerema

Title: Authorized Signatory